Amended and Restated
Schedule A
to the
American Beacon Funds
Investment Advisory Agreement
between
American Beacon Advisors, Inc.
and
Zebra Capital Management, LLC

American Beacon Advisors, Inc. (“Manager”) shall pay compensation to Zebra Capital Management, LLC (“Adviser”) pursuant to Section 4 of the Investment Advisory Agreement between said parties for rendering investment management services with respect to the American Beacon Zebra Global Equity Fund and the American Beacon Zebra Small Cap Equity Fund in accordance with the following annual percentage rates for all Trust assets under Adviser’s management:

American Beacon Zebra Global Equity Fund:

 First $350 million                                0.35%
 Next $400 million                                0.30%
 Over $750 million                                0.25%

American Beacon Zebra Small Cap Equity Fund:

First $350 million                                0.55%
Next $400 million                                0.50%
Over $750 million                                0.45%

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

Effective: as of January 1, 2013

Zebra Capital Management, LLC		American Beacon Advisors, Inc.

By:	/s/ Peter A. Schaffer	By:	/s/ Gene L. Needles, Jr.
	Name: Peter A. Schaffer		Gene L. Needles, Jr.
	Title: Chief Operating Officer		President & CEO

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